Exhibit 99.1

OptimizeRx Corporation Appoints David Smith

as Vice President of Client Services

ROCHESTER, MI – November 12, 2015 – OptimizeRx Corp. (OTCQB: OPRX), a software company whose premier content-delivery platform enables pharmaceutical companies to provide on-demand patient support services right at point of care, appointed David Smith to the new position of vice president of client services.

Smith is an accomplished leader in business development, client services and strategic planning. He has more than 20 years of senior management experience within leading advertising and marketing companies.

“David will lead our account reps in developing and expanding our existing account base and advertising agencies,” said David Harrell, CEO of OptimizeRx. “He will also be responsible for managing and monetizing our relationship with WPP, the world’s largest marketing services company, to insure we leverage their vast relationships with multiple pharmaceutical clients across their agencies.”

Prior to joining OptimizeRx, Smith served as executive vice president of client services at EEI Global, a leading event and marketing company. Before EEI Global, he served as senior vice president at Campbell-Ewald, a full service marketing communications agency. Earlier, Smith held a number of senior leadership positions with Toyota and Ford Motor Company in business development, merchandising, sales and strategic planning.

About OptimizeRx Corp

OptimizeRx Corporation (OTCQB: OPRX) provides unique consumer and physician platforms to help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies effective ways to expand awareness, access and adherence to their medications.

The company’s core product, SampleMD, replaces drug samples with electronic trial vouchers and copay coupon savings that are electronically added to an e-Prescription and sent electronically to the pharmacy and is integrated within leading Electronic Health Record (EHR) platforms in the country, including Allscripts, Quest Diagnostics, Practice Fusion and over 350 other EHRs to reach over 250,000 healthcare providers. In turn, the company promotes patient savings and support from the world’s largest pharmaceutical companies, including Pfizer, Lilly, Novartis, AstraZeneca and many others.  For more information, please go to www.optimizerxcorp.com.

Safe Harbor
This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Company Contact:

OptimizeRx
Doug Baker

dbaker@samplemd.com
248-651-6568 x807

Investor Relations Contact:

Liolios Group

Ron Both, Senior Managing Director

oprx@liolios.com

949-574-3860

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